Exhibit 10.23

EMPLOYMENT AGREEMENT

BETWEEN

SUELLYN P. TORNAY

AND

GLOBAL PAYMENTS INC.

Dated as of June 1, 2001

EMPLOYMENT AGREEMENT

CONTENTS

1. Effective Date	1

2. Employment	1

3. Employment Period	1

4. Extent of Service	1

5. Compensation and Benefits	2

(a) Base Salary	2

(b) Incentive and Savings Plans	2

(c) Welfare Benefit Plans	2

(d) Expenses	3

(e) Fringe Benefits	3

6. Change in Control	3

7. Termination of Employment	4

(a) Death, Retirement or Disability	4

(b) Termination by the Company	4

(c) Termination by Employee	5

(d) Notice of Termination	6

(e) Date of Termination	6

8. Obligations of the Company upon Termination	6

(a) Prior to a Change in Control: Termination by Employee for Good Reason; Termination by the Company Other Than for Poor Performance, Cause or Disability	6

(b) Prior to Change in Control: Termination by the Company for Poor Performance	8

(c) After or in Connection with a Change in Control: Termination by Employee for Good Reason; Termination by the Company Other Than for Cause or Disability	9

(d) Death, Disability or Retirement	10

(e) Cause or Voluntary Termination without Good Reason	10

9. Non-exclusivity of Rights	10

10. Certain Additional Payments by the Company	11

11. Costs of Enforcement	13

12. Representations and Warranties	13

13. Restrictions on Conduct of Employee	14

(a) General	14

(b) Definitions	14

(c) Restrictive Covenants	16

(d) Enforcement of Restrictive Covenants	18

14. Arbitration	18

15. Letter of Credit	19

16. Assignment and Successors	19

17. Miscellaneous	20

(a) Waiver	20

(b) Severability	20

(c) Other Agents	20

(d) Entire Agreement	20

(e) Governing Law	20

(f) Notices	20

(g) Amendments and Modifications	21

- ii -

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into this as of June 1, 2001 by and between Global Payments Inc., a Georgia corporation (the “Company”), and Suellyn P. Tornay (“Employee”), to be effective of the Effective Date, as defined in Section 1.

BACKGROUND

Employee currently serves as the General Counsel and Corporate Secretary of Global Payments Inc. Employee and the Company desire to memorialize the terms of such employment in this Agreement. In addition, the Company has determined that it is in the best interests of the Company and its stockholders to assure that the Company will have the continued dedication of the Employee, notwithstanding the possibility, threat or occurrence of a Change in Control (as defined below) of the Company. As it is desired and anticipated that Employee will continue to be employed and provide services for the Company’s successor for at least 24 months following a Change in Control, one purpose of this Agreement is to provide Employee with compensation and benefits arrangements which ensure that the compensation and benefits expectations of Employee will be satisfied and which are competitive with those of other corporations. Therefore, in order to accomplish these objectives, the Company has agreed to enter into this Agreement.

NOW THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Effective Date. The effective date of this Agreement (the “Effective Date”) is June 1, 2001.

2. Employment. Employee is hereby employed as the General Counsel and Corporate Secretary of the Company. In such capacity, Employee shall have the responsibilities commensurate with such position as shall be assigned to her by the Chief Executive Officer of the Company, in accordance with the policies and objectives established by the Board of Directors (the “Board”).

3. Employment Period. Employee’s employment hereunder shall begin on the Effective Date and continue until terminated in accordance with Section 7 hereof (the “Employment Period”).

4. Extent of Service. During the Employment Period, Employee shall render her services to the Company (or to its successor following a Change in Control) in conformity with professional standards, in a prudent and workmanlike manner and in a manner consistent with the obligations imposed on officers of corporations under applicable law. Employee shall promote the interests of the Company and its subsidiaries in carrying out Employee’s duties and shall not deliberately take any action which could, or fail to take any action which failure could, reasonably be expected to have a material adverse effect upon the business of the Company or any of its subsidiaries or any of their respective affiliates. Employee agrees to devote her business time, attention, skill and efforts exclusively to the faithful performance of her duties hereunder (both before and after a Change in Control); provided, however, that it shall not be a violation of this Agreement for Employee to (i) devote reasonable periods of time to charitable and community activities and, with the approval of the Company, industry or professional activities, and/or (ii) manage personal business interests and investments, so long as such activities do not materially interfere with the performance of Employee’s responsibilities under this Agreement. It is expressly understood and agreed that to the extent that any such activities have been conducted by Employee prior to the date of this Agreement (as to which activities Employee shall have given written notice to the Company prior to the Effective Date), the continued conduct of such activities subsequent to the Effective Date shall not thereafter be deemed to interfere with the performance of Employee’s responsibilities hereunder.

5. Compensation and Benefits.

(a) Base Salary. Thereafter, during the Employment Period, the Company will pay to Employee a base salary in the amount of U.S. $180,000 per year (“Base Salary”), less normal withholdings, payable in equal bi-weekly or other installments as are customary under the Company’s payroll practices from time to time. The Chief Executive Officer or the Compensation Committee of the Board shall review Employee’s Base Salary periodically and may increase Employee’s Base Salary from time to time. The periodic review of Employee’s salary by the Chief Executive Officer or the Compensation Committee of the Board will consider, among other things, Employee’s own performance and the Company’s performance.

(b) Incentive and Savings Plans. During the Employment Period, Employee shall be entitled to participate in incentive and savings plans, practices, policies and programs applicable generally to employees of the Company. Certain employee programs will be made available on a selective basis at the discretion of the Chief Executive Officer or the Compensation Committee of the Board. Without limiting the foregoing, the following shall apply:

(i) Annual Bonus. Employee will have an annual bonus opportunity of not less than $60,000, based on 100% achievement of agreed-upon objectives (“Bonus Opportunity”). The annual Bonus Opportunity and specific performance objectives will be set forth in Employee’s individual performance and incentive plan for each year.

(ii) Incentive Awards. Grants of stock options, restricted stock, and/or other incentive awards may be made to Employee from time to time.

(c) Welfare Benefit Plans. During the Employment Period, Employee and Employee’s family shall be eligible for participation in, and shall receive all benefits under, the welfare benefit plans, practices, policies and programs provided by the Company (including, without limitation, medical, prescription, dental, disability, employee life, group life, accidental death and travel accident insurance plans and programs) (“Welfare Plans”).

(d) Expenses. During the Employment Period, Employee shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by Employee in accordance with the policies, practices and procedures of the Company.

(e) Fringe Benefits. During the Employment Period, Employee shall be entitled to fringe benefits in accordance with the plans, practices, programs and policies of the Company.

6. Change in Control. For the purposes of this Agreement, a “Change in Control” shall mean:

(a) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 35% or more of the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (a), the following acquisitions shall not constitute a Change in Control: (i) any acquisition by a Person who is on the Effective Date the beneficial owner of 35% or more of the Outstanding Company Voting Securities, (ii) any acquisition directly from the Company, (iii) any acquisition by the Company which reduces the number of Outstanding Company Voting Securities and thereby results in any person having beneficial ownership of more than 35% of the Outstanding Company Voting Securities, (iv) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, or (v) any acquisition by any corporation pursuant to a transaction which complies with clauses (i) and (ii) of subsection (b) of this Section 6; or

(b) Consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”), in each case, unless, following such Business Combination, (i) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, and (ii) no Person (excluding the Company or any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 35% or more of the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination; provided, however, that

(c) Notwithstanding anything in this definition to the contrary, a restructuring and/or separation of any line of business or business unit from the Company will not of itself constitute a Change in Control.

7. Termination of Employment.

(a) Death, Retirement or Disability. Employee’s employment and the Employment Period shall terminate automatically upon Employee’s death or Retirement. For purposes of this Agreement, “Retirement” shall mean normal retirement as defined in the Company’s then-current retirement plan, or there is no such retirement plan, “Retirement” shall mean voluntary termination after age 65 with ten years of service. If the Company determines in good faith that the Disability of Employee has occurred (pursuant to the definition of Disability set forth below), it may give to Employee written notice of its intention to terminate Employee’s employment. In such event, Employee’s employment with the Company shall terminate effective on the 30th day after receipt of such written notice by Employee (the “Disability Effective Date”), provided that, within the 30 days after such receipt, Employee shall not have returned to full-time performance of Employee’s duties. For purposes of this Agreement, “Disability” shall mean a mental or physical disability as determined by the Board in accordance with standards and procedures similar to those under the Company’s employee long-term disability plan, if any. At any time that the Company does not maintain such a long-term disability plan, Disability shall mean the inability of Employee, as determined by the Board, to substantially perform the essential functions of her regular duties and responsibilities due to a medically determinable physical or mental illness which has lasted (or can reasonably be expected to last) for a period of six consecutive months.

(b) Termination by the Company. The Company may terminate Employee’s employment for Poor Performance or with or without Cause. For purposes of this Agreement:

“Poor Performance” shall mean the consistent failure of Employee to meet reasonable performance expectations (other than any such failure resulting from incapacity due to physical or mental illness); provided, however, that termination for Poor Performance shall not be effective unless at least 30 days prior to such termination Employee shall have received written notice from the Chief Executive Officer or the Board which specifically identifies the manner in which the Board or the Chief Executive

Officer believes that Employee has not met performance expectations and Employee shall have failed after receipt of such notice to resume the diligent performance of her duties to the satisfaction of the Chief Executive Officer or the Board; and

“Cause” shall mean:

(i) the willful and continued failure of Employee to perform substantially Employee’s duties with the Company (other than any such failure resulting from incapacity due to physical or mental illness, and specifically excluding any failure by Employee, after reasonable efforts, to meet performance expectations), after a written demand for substantial performance is delivered to Employee by the Chief Executive Officer or the Board of Directors of the Company which specifically identifies the manner in which the Board or Chief Executive Officer believes that Employee has not substantially performed Employee’s duties, or

(ii) any act of fraud, misappropriation, embezzlement or similar dishonest or wrongful act by Employee, or

(iii) Employee’s abuse of alcohol or any substance which materially interferes with Employee’s ability to perform services on behalf of the Company, or

(iv) Employee’s conviction for, or plea of guilty or nolo contendere to, a felony.

(c) Termination by Employee. Employee’s employment may be terminated by Employee for Good Reason or no reason. For purposes of this Agreement, “Good Reason” shall mean:

(i) without the written consent of Employee, the assignment to Employee of any duties materially inconsistent with Employee’s position (including offices, titles and reporting requirements), authority, duties or responsibilities as in effect on the Effective Date, or any other action by the Company which results in a material diminution in such position, authority, duties or responsibilities, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by Employee;

(ii) a reduction by the Company in Employee’s Base Salary and benefits as in effect on the Effective Date or as the same may be increased from time to time, unless a similar reduction is made in salary and benefits of similarly-situated senior Employees;

(iii) the Company’s requiring Employee, without her consent, to be based at any office or location other than in the greater metropolitan area of the city in which her office is located at the Effective Date; or

(iv) any failure by the Company to comply with and satisfy Section 16(c) of this Agreement.

(d) Notice of Termination. Any termination by the Company for Poor Performance or Cause, or by Employee for Good Reason, shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 17(f) of this Agreement. For purposes of this Agreement, a “Notice of Termination” means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Employee’s employment under the provision so indicated and (iii) if the Date of Termination (as defined below) is other than the date of receipt of such notice, specifies the termination date (which date shall be not more than 30 days after the giving of such notice). The failure by Employee or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason, Poor Performance or Cause shall not waive any right of Employee or the Company, respectively, hereunder or preclude Employee or the Company, respectively, from asserting such fact or circumstance in enforcing Employee’s or the Company’s rights hereunder.

(e) Date of Termination. “Date of Termination” means (i) if Employee’s employment is terminated other than by reason of death, Disability or Retirement, the date of receipt of the Notice of Termination, or any later date specified therein (which shall not be more than 60 days after the date of delivery of the Notice of Termination), or (ii) if Employee’s employment is terminated by reason of death, Disability or Retirement, the Date of Termination will be the date of death or Retirement, or the Disability Effective Date, as the case may be.

8. Obligations of the Company upon Termination.

(a) Prior to a Change in Control: Termination by Employee for Good Reason; Termination by the Company Other Than for Poor Performance, Cause or Disability. If, prior to a Change in Control, the Company shall terminate Employee’s employment other than for Poor Performance, Cause or Disability, or Employee shall terminate employment for Good Reason within a period of 90 days after the occurrence of the event giving rise to Good Reason, then (and with respect to the payments and benefits described in clauses (ii) through (vii) below, only if Employee executes a Release in substantially the form of Exhibit A hereto (the “Release”)):

(i) the Company shall pay to Employee in a lump sum in cash within 30 days after the Date of Termination the sum of (A) Employee’s Base Salary through the Date of Termination to the extent not theretofore paid, and (B) any accrued vacation pay to the extent not theretofore paid (the sum of the amounts described in clauses (A) and (B) shall be hereinafter referred to as the “Accrued Obligations”); and

(ii) for the longer of six months or until Employee becomes employed with a subsequent employer, but in no event to exceed 18 months from the Date of Termination (the “Normal Severance Period”), the Company will continue to pay Employee an amount equal to her monthly Base Salary, payable in equal monthly or more frequent installments as are customary under the Company’s payroll practices from time to time; provided, however that the Company’s obligation to make or continue such payments shall cease if Employee violates any of the Restrictive Covenants (as defined in Section 13(a) of this Agreement) and fails to remedy such violation to the satisfaction of the Board within 10 days of notice of such violation; and

(iii) during the Normal Severance Period, the Company shall continue benefits to Employee and/or Employee’s family at least equal to those which would have been provided to them in accordance with the Welfare Plans described in Section 5(c) of this Agreement if Employee’s employment had not been terminated; provided, however that the Company’s obligation to provide such benefits shall cease if Employee violates any of the Restrictive Covenants (as defined in Section 13(a) of this Agreement) and fails to remedy such violation to the satisfaction of the Board within 10 days of notice of such violation; and

(iv) not later than 30 days after the Date of Termination, Employee will be paid a bonus for the year in which the Date of Termination occurs in an amount equal to the greater of (1) 50% of her Bonus Opportunity (as defined in Section 5(b)(i)) for such year, or (2) 100% of her Bonus Opportunity (prorated through the Date of Termination) adjusted up or down by reference to her year-to-date performance at the Date of Termination in relation to the prior established performance objectives under Employee’s bonus plan for such year; and

(v) all grants of restricted stock of the Company (“Restricted Stock”) held by Employee as of the Date of Termination will become immediately vested as of the Date of Termination; and

(vi) all of Employee’s options to acquire Common Stock of the Company (“Options”) that would have become vested (by lapse of time) within the 24-month period following the Date of Termination had Employee remained employed during such period will become immediately vested as of the Date of Termination; and

(vii) notwithstanding the provisions of the applicable Option agreement, all of Employee’s vested but unexercised Options as of the Date of Termination (including those with accelerated vesting pursuant to Section 8(a)(vi) above) shall remain exercisable through the earlier of (A) the original expiration date of the Option, or (B) the 90th day following the end of the Normal Severance Period; and

(viii) to the extent not theretofore paid or provided, the Company shall timely pay or provide to Employee any other amounts or benefits required to be paid or provided or which Employee is eligible to receive under any plan, program, policy or practice or contract or agreement of the Company (such other amounts and benefits shall be hereinafter referred to as the “Other Benefits”).

(b) Prior to a Change in Control: Termination by the Company for Poor Performance. If, prior to the occurrence of a Change in Control, the Company shall terminate Employee’s employment for Poor Performance, then (and with respect to the payments and benefits described in clauses (ii) through (vii) below, only if Employee executes the Release):

(i) the Company shall pay to Employee the Accrued Obligations in a lump sum in cash within 30 days after the Date of Termination; and

(ii) for the shorter of 12 months after the Date of Termination or until Employee becomes employed with a subsequent employer (the “Poor Performance Severance Period”), the Company will continue to pay Employee an amount equal to her monthly Base Salary, payable in equal monthly or more frequent installments as are customary under the Company’s payroll practices from time to time; provided, however that the Company’s obligation to make or continue such payments shall cease if Employee violates any of the Restrictive Covenants (as defined in Section 13(a) of this Agreement) and fails to remedy such violation to the satisfaction of the Board within 10 days of notice of such violation; and

(iii) during the Poor Performance Severance Period, the Company shall continue benefits to Employee and/or Employee’s family at least equal to those which would have been provided to them in accordance with the Welfare Plans described in Section 5(c) of this Agreement if Employee’s employment had not been terminated; provided, however that the Company’s obligation to provide such benefits shall cease if Employee violates any of the Restrictive Covenants (as defined in Section 13(a) of this Agreement) and fails to remedy such violation to the satisfaction of the Board within 10 days of notice of such violation; and

(iv) not later than 30 days after the Date of Termination, Employee will be paid a bonus for the year in which the Date of Termination occurs in an amount equal to 100% of her Bonus Opportunity (prorated through the Date of Termination) adjusted up or down by reference to her year-to-date performance at the Date of Termination in relation to the prior established performance objectives under Employee’s bonus plan for such year; and

(v) all grants of Restricted Stock held by Employee as of the Date of Termination that would have become vested (by lapse of time) within the 24-month period following the Date of Termination had Employee remained employed during such period will become immediately vested as of the Date of Termination; and

(vi) all of Employee’s Options that would have become vested (by lapse of time) within the 24-month period following the Date of Termination had

Employee remained employed during such period will become immediately vested and exercisable as of the Date of Termination; and

(vii) notwithstanding the provisions of the applicable Option agreement, all of Employee’s vested but unexercised Options as of the Date of Termination (including those with accelerated vesting pursuant to the Section 8(b)(vi) above) shall remain exercisable through the earlier of (A) the original expiration date of the Option, or (B) the 90th day following the end of the later of (1) six months from the Date of Termination, or (2) the end of the Poor Performance Severance Period; and

(viii) to the extent not theretofore paid or provided, the Company shall timely pay or provide to Employee her Other Benefits.

(c) After or in Connection with a Change in Control: Termination by Employee for Good Reason; Termination by the Company Other Than for Cause or Disability. If there occurs a Change in Control and, within 36 months following such Change in Control (or if Employee can reasonably show that such termination by the Company was in anticipation of the Change in Control), the Company shall terminate Employee’s employment other than for Cause or Disability, or Employee shall terminate employment for Good Reason, then (and with respect to the payments and benefits described in clauses (ii) through (vii) below, only if Employee executes the Release):

(i) the Company (or its successor) shall pay to Employee the Accrued Obligations in a lump sum in cash within 30 days after the Date of Termination; and

(ii) for 24 months after the Date of Termination (the “Change in Control Severance Period”), the Company (or its successor) will, as a severance benefit, continue to pay Employee an amount equal to her monthly Base Salary, payable in equal monthly or more frequent installments as are customary under the Company’s payroll practices from time to time; provided, however that the Company’s obligation to make or continue such payments shall cease if Employee violates any of the Restrictive Covenants (as defined in Section 13(a) of this Agreement) and fails to remedy such violation to the satisfaction of the Board within 10 days of notice of such violation; and

(iii) during the Change in Control Severance Period, the Company shall continue benefits to Employee and/or Employee’s family at least equal to those which would have been provided to them in accordance with the Welfare Plans described in Section 5(c) of this Agreement if Employee’s employment had not been terminated; provided, however that the Company’s obligation to provide such benefits shall cease if Employee violates any of the Restrictive Covenants (as defined in Section 13(a) of this Agreement) and fails to remedy such violation to the satisfaction of the Board within 10 days of notice of such violation; and

(iv) not later than 30 days after the Date of Termination, Employee will be paid a bonus for the year in which the Date of Termination occurs in an amount equal to 100% of her Bonus Opportunity (as defined in Section 5(b)(i)); and

(v) all grants of Restricted Stock held by Employee as of the Date of Termination will become immediately vested as of the Date of Termination; and

(vi) all of Employee’s Options held by Employee as of the Date of Termination will become immediately vested and exercisable as of the Date of Termination; and

(vii) notwithstanding the provisions of the applicable Option agreement, all of Employee’s vested but unexercised Options as of the Date of Termination (including those with accelerated vesting pursuant to the Section 8(c)(vi) above) shall remain exercisable through the earlier of (A) the original expiration date of the Option, or (B) the 90th day following the end of the Change in Control Severance Period; and

(viii) to the extent not theretofore paid or provided, the Company shall timely pay or provide to Employee her Other Benefits.

(d) Death, Disability or Retirement. Regardless of whether or not a Change in Control shall have occurred, if Employee’s employment is terminated by reason of Employee’s death, Disability or Retirement, this Agreement shall terminate without further obligations to Employee or her estate or legal representatives under this Agreement, other than for payment of Accrued Obligations and the timely payment or provision of Other Benefits. Accrued Obligations shall be paid to Employee’s estate or beneficiary, as applicable, in a lump sum in cash within 30 days of the Date of Termination. With respect to the provision of Other Benefits, the term Other Benefits as used in this Section 8(d) shall include, without limitation, and Employee or her estate and/or beneficiaries shall be entitled to receive, benefits under such plans, programs, practices and policies relating to death, disability or retirement benefits, if any, as are applicable to Employee on the Date of Termination.

(e) Cause or Voluntary Termination without Good Reason. Regardless of whether or not a Change in Control shall have occurred, if Employee’s employment shall be terminated for Cause, or if Employee voluntarily terminates employment without Good Reason, this Agreement shall terminate without further obligations to Employee, other than for payment of Accrued Obligations and the timely payment or provision of Other Benefits.

9. Non-exclusivity of Rights. Nothing in this Agreement shall prevent or limit Employee’s continuing or future participation in any plan, program, policy or practice provided by the Company and for which Employee may qualify, nor, subject to Section 17(d), shall anything herein limit or otherwise affect such rights as Employee may have under any contract or agreement with the Company. Amounts which are vested benefits or which Employee is otherwise entitled to receive under any plan, policy, practice or program of or any contract or agreement with the Company at or subsequent to the Date of Termination shall be payable in accordance with such plan, policy, practice or program or contract or agreement except as explicitly modified by this Agreement.

10. Certain Additional Payments by the Company.

(a) Anything in this Agreement to the contrary notwithstanding and except as set forth below, in the event it shall be determined that any payment or distribution by the Company to or for the benefit of Employee (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section 10) (a “Payment”) would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties are incurred by Employee with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then Employee shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by Employee of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, Employee retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments. Notwithstanding the foregoing provisions of this Section 10(a), if it shall be determined that Employee is entitled to a Gross-Up Payment, but that Employee, after taking into account the Payments and the Gross-Up Payment, would not receive a net after-tax benefit of at least $50,000 (taking into account both income taxes and any Excise Tax) as compared to the net after-tax proceeds to Employee resulting from an elimination of the Gross-Up Payment and a reduction of the Payments, in the aggregate, to an amount (the “Reduced Amount”) such that the receipt of Payments would not give rise to any Excise Tax, then no Gross-Up Payment shall be made to Employee and the Payments, in the aggregate, shall be reduced to the Reduced Amount. In that event, Employee shall direct which Payments are to be modified or reduced.

(b) Subject to the provisions of Section 10(c), all determinations required to be made under this Section 10, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by Arthur Andersen LLP or such other certified public accounting firm reasonably acceptable to the Company as may be designated by Employee (the “Accounting Firm”) which shall provide detailed supporting calculations both to the Company and Employee within 15 business days of the receipt of notice from Employee that there has been a Payment, or such earlier time as is requested by the Company. In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change in Control, Employee shall appoint another nationally recognized accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting

Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Gross-Up Payment, as determined pursuant to this Section 10, shall be paid by the Company to Employee within five days of the receipt of the Accounting Firm’s determination. Any determination by the Accounting Firm shall be binding upon the Company and Employee. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made (“Underpayment”), consistent with the calculations required to be made hereunder. In the event that the Company exhausts its remedies pursuant to Section 10(c) and Employee thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of Employee.

(c) The Employee shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten business days after Employee is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Employee shall not pay such claim prior to the expiration of the 30-day period following the date on which it gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies Employee in writing prior to the expiration of such period that it desires to contest such claim, Employee shall:

(i) give the Company any information reasonably requested by the Company relating to such claim,

(ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,

(iii) cooperate with the Company in good faith in order effectively to contest such claim, and

(iv) permit the Company to participate in any proceedings relating to such claim;

provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold Employee harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation of the foregoing provisions of this Section 10(c), the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct Employee to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and Employee agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs Employee to pay such claim and sue for a refund, the Company shall advance the amount of such payment to Employee, on an interest-free basis and shall indemnify and hold Employee harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of Employee with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company’s control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and Employee shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

(d) If, after the receipt by Employee of an amount advanced by the Company pursuant to Section 10(c), Employee becomes entitled to receive any refund with respect to such claim, Employee shall (subject to the Company’s complying with the requirements of Section 10(c)) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by Employee of an amount advanced by the Company pursuant to Section 10(c), a determination is made that Employee shall not be entitled to any refund with respect to such claim and the Company does not notify Employee in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

11. Costs of Enforcement. Unless otherwise provided by the arbitrator(s) in an arbitration proceeding pursuant to Section 14 hereof, in any action taken in good faith relating to the enforcement of this Agreement or any provision herein, Employee shall be entitled to be paid any and all costs and expenses incurred by her in enforcing or establishing her rights thereunder, including, without limitation, reasonable attorneys’ fees, whether suit be brought or not, and whether or not incurred in trial, bankruptcy or appellate proceedings, but only if Employee is successful on at least one material issue raised in the enforcement proceeding.

12. Representations and Warranties. Employee hereby represents and warrants to the Company that Employee is not a party to, or otherwise subject to, any covenant not to compete with any person or entity, and Employee’s execution of this Agreement and performance of her obligations hereunder will not violate the terms or conditions of any contract or obligation, written or oral, between Employee and any other person or entity.

13. Restrictions on Conduct of Employee.

(a) General. Employee and the Company understand and agree that the purpose of the provisions of this Section 13 is to protect legitimate business interests of the Company, as more fully described below, and is not intended to eliminate Employee’s post-employment competition with the Company per se, nor is it intended to impair or infringe upon Employee’s right to work, earn a living, or acquire and possess property from the fruits of her labor. Employee hereby acknowledges that the post-employment restrictions set forth in this Section 13 are reasonable and that they do not, and will not, unduly impair her ability to earn a living after the termination of this Agreement. Therefore, subject to the limitations of reasonableness imposed by law, Employee shall be subject to the restrictions set forth in this Section 13.

(b) Definitions. The following terms used in this Section 13 shall have the meanings assigned to them below, which definitions shall apply to both the singular and the plural forms of such terms:

“Competitive Position” means any employment with a Competitor in which Employee will use or is likely to use any Confidential Information or Trade Secrets, or in which Employee has duties for such Competitor that relate to Competitive Services and that are the same or similar to those services actually performed by Employee for the Company;

“Competitive Services” means the provision of products and services to facilitate or assist with the movement of electronic commerce, including without limitation, payment and financial information, merchant and cardholder processing, credit and debit transaction processing, check guarantee and verification, electronic authorization and capture, terminal management services, portfolio risk management, purchase card services, financial electronic data interchange, and cash management services, including internet applications of any of the foregoing.

“Competitor” means any Person engaged, wholly or in part, in Competitive Services, including without limitation, Equifax Inc., Vital, Electronic Data Systems Corporation, Concord EFS, Inc., First Data Corporation, Total System Services, Inc., Nova Corporation, Harbinger Corporation, First USA, Inc., First USA Paymentech, Inc., and Automatic Data Processing, Inc.

“Confidential Information” means all information regarding the Company, its activities, business or clients that is the subject of reasonable efforts by the Company to maintain its confidentiality and that is not generally disclosed by practice or authority to persons not employed by the Company, but that does not rise to the level of a Trade Secret. “Confidential Information” shall include, but is not limited to, financial plans and data concerning the Company; management planning information; business plans; operational methods; market studies; marketing plans or strategies; product development techniques or plans; lists of current or prospective customers; details of customer contracts; current and anticipated customer requirements; past, current and planned research and development; business acquisition plans; and new personnel acquisition plans. “Confidential Information” shall not include information that has become generally available to the public by the act of one who has the right to disclose such information without violating any right or privilege of the Company. This definition shall not limit any definition of “confidential information” or any equivalent term under state or federal law.

“Determination Date” means the date of termination of Employee’s employment with the Company for any reason whatsoever or any earlier date of an alleged breach of the Restrictive Covenants by Employee.

“Person” means any individual or any corporation, partnership, joint venture, limited liability company, association or other entity or enterprise.

“Principal or Representative” means a principal, owner, partner, shareholder, joint venturer, investor, member, trustee, director, officer, manager, employee, agent, representative or consultant.

“Protected Customers” means any Person to whom the Company has sold its products or services or solicited to sell its products or services during the twelve (12) months prior to the Determination Date.

“Protected Employees” means employees of the Company who were employed by the Company at any time within six (6) months prior to the Determination Date.

“Restricted Period” means the Employment Period and a period extending two (2) years from the termination of Employee’s employment with the Company.

“Restricted Territory” means the States of California, Florida, Georgia, Illinois, Maryland, Michigan, New York, Pennsylvania and Texas, plus Canada, the United Kingdom and South America.

“Restrictive Covenants” means the restrictive covenants contained in Section 13(c) hereof.

“Trade Secret” means all information, without regard to form, including, but not limited to, technical or nontechnical data, a formula, a pattern, a compilation, a program, a device, a method, a technique, a drawing, a process, financial data, financial plans, product plans, distribution lists or a list of actual or potential customers, advertisers or suppliers which is not commonly known by or available to the public and which information: (A) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and (B) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy. Without limiting the foregoing, Trade Secret means any item of Confidential Information that constitutes a “trade secret(s)” under the common law or applicable state law.

(c) Restrictive Covenants.

(i) Restriction on Disclosure and Use of Confidential Information and Trade Secrets. Employee understands and agrees that the Confidential Information and Trade Secrets constitute valuable assets of the Company and its affiliated entities, and may not be converted to Employee’s own use. Accordingly, Employee hereby agrees that Employee shall not, directly or indirectly, at any time during the Restricted Period reveal, divulge, or disclose to any Person not expressly authorized by the Company any Confidential Information, and Employee shall not, directly or indirectly, at any time during the Restricted Period use or make use of any Confidential Information in connection with any business activity other than that of the Company. Throughout the term of this Agreement and at all times after the date that this Agreement terminates for any reason, Employee shall not directly or indirectly transmit or disclose any Trade Secret of the Company to any Person, and shall not make use of any such Trade Secret, directly or indirectly, for herself or for others, without the prior written consent of the Company. The parties acknowledge and agree that this Agreement is not intended to, and does not, alter either the Company’s rights or Employee’s obligations under any state or federal statutory or common law regarding trade secrets and unfair trade practices.

Anything herein to the contrary notwithstanding, Employee shall not be restricted from disclosing or using Confidential Information that is required to be disclosed by law, court order or other legal process; provided, however, that in the event disclosure is required by law, Employee shall provide the Company with prompt notice of such requirement so that the Company may seek an appropriate protective order prior to any such required disclosure by Employee.

(ii) Nonsolicitation of Protected Employees. Employee understands and agrees that the relationship between the Company and each of its Protected Employees constitutes a valuable asset of the Company and may not be converted to Employee’s own use. Accordingly, Employee hereby agrees that during the Restricted Period Employee shall not directly or indirectly on Employee’s own behalf or as a Principal or Representative of any Person or otherwise solicit or induce any Protected Employee to terminate her or her employment relationship with the Company or to enter into employment with any other Person.

(iii) Restriction on Relationships with Protected Customers. Employee understands and agrees that the relationship between the Company and each of its Protected Customers constitutes a valuable asset of the Company and may not be converted to Employee’s own use. Accordingly, Employee hereby agrees that, during the Restricted Period, Employee shall not, without the prior written consent of the Company, directly or indirectly, on Employee’s own behalf or as a Principal or Representative of any Person, solicit, divert, take away or attempt to solicit, divert or take away a Protected Customer for the purpose of providing or selling Competitive Services; provided, however, that the prohibition of this covenant shall apply only to Protected Customers with whom Employee had Material Contact on the Company’s behalf during the twelve (12) months immediately preceding the termination of her employment hereunder. For purposes of this Agreement, Employee had “Material Contact” with a Protected Customer if (a) she had business dealings with the Protected Customer on the Company’s behalf; (b) she was responsible for supervising or coordinating the dealings between the Company and the Protected Customer; or (c) she obtained Trade Secrets or Confidential Information about such Protected Customer as a result of her association with the Company.

(iv) Noncompetition with the Company. The parties acknowledge: (A) that Employee’s services under this Agreement require special expertise and talent in the provision of Competitive Services and that Employee will have substantial contacts with customers, suppliers, advertisers and vendors of the Company; (B) that pursuant to this Agreement, Employee will be placed in a position of trust and responsibility and she will have access to a substantial amount of Confidential Information and Trade Secrets and that the Company is placing her in such position and giving her access to such information in reliance upon her agreement not to compete with the Company during the Restricted Period; (C) that due to her management duties, Employee will be the repository of a substantial portion of the goodwill of the Company and would have an unfair advantage in competing with the Company; (D) that due to Employee’s special experience and talent, the loss of Employee’s services to the Company under this Agreement cannot reasonably or adequately be compensated solely by damages in an action at law; (E) that Employee is capable of competing with the Company; and (F) that Employee is capable of obtaining gainful, lucrative and desirable employment that does not violate the restrictions contained in this Agreement. In consideration of the compensation and benefits being paid and to be paid by the Company to Employee hereunder, Employee hereby agrees that, during the Restricted Period, Employee will not, without prior written consent of the Company, directly or indirectly seek or obtain a Competitive Position in the Restricted Territory with a Competitor; provided, however, that the provisions of this Agreement shall not be deemed to prohibit the ownership by Employee of any securities of the Company or its affiliated entities or not more than five percent (5%) of any class of securities of any corporation having a class of securities registered pursuant to the Securities Exchange Act of 1934, as amended.

(d) Enforcement of Restrictive Covenants.

(i) Rights and Remedies Upon Breach. In the event Employee breaches, or threatens to commit a breach of, any of the provisions of the Restrictive Covenants, the Company shall have the following rights and remedies, which shall be independent of any others and severally enforceable, and shall be in addition to, and not in lieu of, any other rights and remedies available to the Company at law or in equity:

(A) the right and remedy to enjoin, preliminarily and permanently, Employee from violating or threatening to violate the Restrictive Covenants and to have the Restrictive Covenants specifically enforced by any court of competent jurisdiction, it being agreed that any breach or threatened breach of the Restrictive Covenants would cause irreparable injury to the Company and that money damages would not provide an adequate remedy to the Company; and

(B) the right and remedy to require Employee to account for and pay over to the Company all compensation, profits, monies, accruals, increments or other benefits derived or received by Employee as the result of any transactions constituting a breach of the Restrictive Covenants.

(ii) Severability of Covenants. Employee acknowledges and agrees that the Restrictive Covenants are reasonable and valid in time and scope and in all other respects. The covenants set forth in this Agreement shall be considered and construed as separate and independent covenants. Should any part or provision of any covenant be held invalid, void or unenforceable in any court of competent jurisdiction, such invalidity, voidness or unenforceability shall not render invalid, void or unenforceable any other part or provision of this Agreement. If any portion of the foregoing provisions is found to be invalid or unenforceable by a court of competent jurisdiction because its duration, the territory, the definition of activities or the definition of information covered is considered to be invalid or unreasonable in scope, the invalid or unreasonable term shall be redefined, or a new enforceable term provided, such that the intent of the Company and Employee in agreeing to the provisions of this Agreement will not be impaired and the provision in question shall be enforceable to the fullest extent of the applicable laws.

14. Arbitration. Any claim or dispute arising under this Agreement (other than under Section 13) shall be subject to arbitration, and prior to commencing any court action, the parties agree that they shall arbitrate all such controversies. The arbitration shall be conducted in Atlanta, Georgia, in accordance with the Employment Dispute Rules of the American Arbitration Association and the Federal Arbitration Act, 9 U.S.C. §1, et. seq. The arbitrator(s) shall be authorized to award both liquidated and actual damages, in addition to injunctive relief, but no punitive damages. The arbitrator(s) may also award attorney’s fees and costs, without regard to any restriction on the amount of such award under Georgia or other applicable law. Such an award shall be binding and conclusive upon the parties hereto, subject to 9 U.S.C. §10. Each party shall have the right to have the award made the judgment of a court of competent jurisdiction.

Initials of parties as to this Section 14:

Company:	__________
Employee:	__________

15. Letter of Credit. In order to ensure the payment of the severance benefit provided for in Section 8(c)(ii) of this Agreement, immediately following the commencement of any action by a third party with the aim of effecting a Change in Control of the Company, or the publicly-announced threat by a third party to commence any such action, the Company shall establish an irrevocable standby Letter of Credit issued by a national banking association in favor of Employee in the amount of the severance payment that would have been paid to Employee under Section 8(c)(ii) if the Date of Termination had occurred on the date of commencement, or publicly-announced threat of commencement, of such action by the third party. Such Letter of Credit shall provide that the issuer thereof, subject only to Employee’s written certification to such issuer that Employee is entitled to payment of the severance benefit pursuant to Section 8(c)(ii) of this Agreement and that the Company shall have failed to commence payment of such benefit to Employee, shall have the unconditional obligation to pay the amount of such Letter of Credit to Employee in 24 equal monthly installments commencing on the first day of the month following the Date of Termination. In the event that subsequent to commencement of such installment payments to Employee pursuant to such Letter of Credit (i) the Company and Employee shall mutually agree that Employee shall not have been entitled to payment of the severance benefit pursuant to Section 8(c)(ii) of this Agreement or (ii) a court of competent jurisdiction shall finally adjudge Employee not to have been entitled to payment of such severance benefit and such judgment shall have been affirmed on appeal or shall not have been appealed within any time period specified for the filing of an appeal, Employee shall promptly pay to the Company the total amount previously paid to Employee by the issuer of such Letter of Credit and no further payment shall be made to Employee pursuant to such Letter of Credit.

16. Assignment and Successors.

(a) This Agreement is personal to Employee and without the prior written consent of the Company shall not be assignable by Employee otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Employee’s legal representatives.

(b) This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

(c) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

17. Miscellaneous.

(a) Waiver. Failure of either party to insist, in one or more instances, on performance by the other in strict accordance with the terms and conditions of this Agreement shall not be deemed a waiver or relinquishment of any right granted in this Agreement or of the future performance of any such term or condition or of any other term or condition of this Agreement, unless such waiver is contained in a writing signed by the party making the waiver.

(b) Severability. If any provision or covenant, or any part thereof, of this Agreement should be held by any court to be invalid, illegal or unenforceable, either in whole or in part, such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of the remaining provisions or covenants, or any part thereof, of this Agreement, all of which shall remain in full force and effect.

(c) Other Agents. Nothing in this Agreement is to be interpreted as limiting the Company from employing other personnel on such terms and conditions as may be satisfactory to it.

(d) Entire Agreement. Except as provided herein, this Agreement contains the entire agreement between the Company and Employee with respect to the subject matter hereof and, from and after the Effective Date, this Agreement shall supersede any other agreement between the parties with respect to the subject matter hereof.

(e) Governing Law. Except to the extent preempted by federal law, and without regard to conflict of laws principles, the laws of the State of Georgia shall govern this Agreement in all respects, whether as to its validity, construction, capacity, performance or otherwise.

(f) Notices. All notices, requests, demands and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given if delivered or three days after mailing if mailed, first class, certified mail, postage prepaid:

To Company:	Global Payments Inc. Four Corporate Square Atlanta, Georgia 30329

To Employee:	Suellyn P. Tornay 2417 Glenwood Drive Atlanta, Georgia 30305

Any party may change the address to which notices, requests, demands and other communications shall be delivered or mailed by giving notice thereof to the other party in the same manner provided herein.

(g) Amendments and Modifications. This Agreement may be amended or modified only by a writing signed by both parties hereto, which makes specific reference to this Agreement.

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Employment Agreement as of the date first above written.

GLOBAL PAYMENTS INC.

By:	/S/ PAUL R. GARCIA
Paul R. Garcia
Chief Executive Officer

EMPLOYEE:

/S/ SUELLYN P. TORNAY
Suellyn P. Tornay

EXHIBIT A

Form of Release

This Release is granted effective as of the              day of             ,             , by Suellyn P. Tornay (“Employee”) in favor of Global Payments Inc. (the “Company”). This is the Release referred to that certain Employment Agreement effective as of June 1, 2001 by and between the Company and Employee (the “Employment Agreement”). Employee gives this Release in consideration of the Company’s promises and covenants as recited in the Employment Agreement, with respect to which this Release is an integral part.

1. Release of the Company. Employee, for herself, her successors, assigns, attorneys, and all those entitled to assert her rights, now and forever hereby releases and discharges the Company and its respective officers, directors, stockholders, trustees, employees, agents, parent corporations, subsidiaries, affiliates, estates, successors, assigns and attorneys (“the Released Parties”), from any and all claims, actions, causes of action, sums of money due, suits, debts, liens, covenants, contracts, obligations, costs, expenses, damages, judgments, agreements, promises, demands, claims for attorney’s fees and costs, or liabilities whatsoever, in law or in equity, which Employee ever had or now has against the Released Parties, including any claims arising by reason of or in any way connected with any employment relationship which existed between the Company or any of its parents, subsidiaries, affiliates, or predecessors, and Employee. It is understood and agreed that this Release is intended to cover all actions, causes of action, claims or demands for any damage, loss or injury, which may be traced either directly or indirectly to the aforesaid employment relationship, or the termination of that relationship, that Employee has, had or purports to have, from the beginning of time to the date of this Release, whether known or unknown, that now exists, no matter how remotely they may be related to the aforesaid employment relationship including but not limited to claims for employment discrimination under federal or state law, except as provided in Paragraph 2; claims arising under Title VII of the Civil Rights Act, 42 U.S.C. § 2000(e), et seq. or the Americans With Disabilities Act, 42 U.S.C. § 12101 et seq.; claims for statutory or common law wrongful discharge, including any claims arising under the Fair Labor Standards Act, 29 U.S.C. § 201 et seq.; claims for attorney’s fees, expenses and costs; claims for defamation; claims for wages or vacation pay; claims for benefits, including any claims arising under the Employee Retirement Income Security Act, 29 U.S.C. § 1001, et seq.; and provided, however, that nothing herein shall release the Company of its obligations to Employee under the Employment Agreement or any other contractual obligations between the Company or its affiliates and Employee, or any indemnification obligations to Employee under the Company’s bylaws, certificate of incorporation, Delaware law or otherwise.

2. Release of Claims Under Age Discrimination in Employment Act. Without limiting the generality of the foregoing, Employee agrees that by executing this Release, she has released and waived any and all claims she has or may have as of the date of this Release for age discrimination under the Age Discrimination in Employment Act, 29 U.S.C. § 621, et seq. It is understood that Employee is advised to consult with an attorney prior to executing this Release; that she in fact has consulted a knowledgeable, competent attorney regarding this Release; that she may, before executing this Release, consider this Release for a period of twenty-one (21) calendar days; and that the consideration she receives for this Release is in addition to amounts to which she was already entitled. It is further understood that this Release is not effective until seven (7) calendar days after the execution of this Release and that Employee may revoke this Release within seven (7) calendar days from the date of execution hereof.

Employee agrees that she has carefully read this Release and is signing it voluntarily. Employee acknowledges that she has had twenty one (21) days from receipt of this Release to review it prior to signing or that, if Employee is signing this Release prior to the expiration of such 21-day period, Employee is waiving her right to review the Release for such full 21-day period prior to signing it. Employee has the right to revoke this release within seven (7) days following the date of its execution by her. However, if Employee revokes this Release within such seven (7) day period, no severance benefit will be payable to her under the Employment Agreement and she shall return to the Company any such payment received prior to that date.

EMPLOYEE HAS CAREFULLY READ THIS RELEASE AND ACKNOWLEDGES THAT IT CONSTITUTES A GENERAL RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS AGAINST THE COMPANY UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT. EMPLOYEE ACKNOWLEDGES THAT SHE HAS HAD A FULL OPPORTUNITY TO CONSULT WITH AN ATTORNEY OR OTHER ADVISOR OF HER CHOOSING CONCERNING HER EXECUTION OF THIS RELEASE AND THAT SHE IS SIGNING THIS RELEASE VOLUNTARILY AND WITH THE FULL INTENT OF RELEASING THE COMPANY FROM ALL SUCH CLAIMS.